Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2024 Third Quarter Financial Results

Chicago, IL – March 7, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the third quarter of fiscal 2024 ended January 27, 2024.

Fiscal Third Quarter 2024 Highlights

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Net sales were $259.5 million
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Electric and hybrid vehicle applications were 19 percent of net sales
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Net loss was $11.6 million, or $0.33 per diluted share
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Free cash flow was $12.2 million
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Company purchased 130,592 shares of its common stock for $3.0 million
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Forward-looking guidance suspended

Management Comments

President and Chief Executive Officer Avi Avula said, “Our sales in the quarter were impacted by auto program roll-offs and persistent demand weakness in the e-bike and data center markets. While EV activity was a stable percentage of our sales, they were down from the previous year on a dollar basis. The lower sales volume and the impact from our ongoing operational inefficiencies in the Automotive segment, which were a combination of lingering challenges from the first half of the fiscal year and costs from program launch delays, drove the net loss in the quarter. Despite these challenges, we returned to positive free cash flow in the quarter.”

Mr. Avula added, “Given ongoing operational inefficiencies, the looming market headwinds in EV, and my recent appointment as CEO, we have suspended guidance. Right now, my primary goal is to restore profitability, starting with an intensive review of and quick actions to reduce hard costs, including items like headcount and various discretionary expenses, and to dispose of non-critical assets. We will also work to reduce working capital, particularly inventory, and increase free cash flow. This will be closely followed by an expeditious, but thorough review of the entire portfolio. We plan to share an update on our business review when we report fiscal fourth quarter results in June. We expect to resume guidance in the near future.”

Mr. Avula concluded, “While I have been at Methode only a month, I am very excited and energized by the potential of the business. Our company foundation is strong with a rich legacy of innovation, close customer relationships, and an unwavering commitment to excellence. I look forward to building on that foundation and charting a course towards even greater success for the organization.”

Consolidated Fiscal Third Quarter 2024 Financial Results

Methode's net sales were $259.5 million, compared to $280.1 million in the same quarter of fiscal 2023. The decrease was mainly driven by lower Automotive segment sales in all geographic regions, which was partially offset by sales from the Nordic Lights acquisition and favorable foreign currency translation. Excluding Nordic Lights and foreign currency translation, net sales were down 15.5% compared to the same quarter of fiscal 2023.

Selling and administrative expense as a percentage of sales was 13.1 percent, compared to 11.7 percent in the same quarter of fiscal 2023. Selling and administrative expense increased $1.0 million from the same quarter of fiscal 2023 primarily due to the acquisition of Nordic Lights, which accounted for $2.4 million of the increase.

Excluding Nordic Lights, selling and administrative expense decreased $1.4 million primarily due to lower stock-based compensation expense including a single restricted stock unit forfeiture of $3.4 million related to a former employee, partially offset by higher professional fees, incentive compensation and salary expense.

Loss from operations was $3.0 million, compared to income of $27.3 million in the same quarter of fiscal 2023. The decrease was primarily due to lower sales volume and continued operational inefficiencies in North America, including higher costs due to upcoming program launches in the Automotive segment. The decrease was partially offset by the Nordic Lights acquisition. Adjusted loss from operations, a non-GAAP financial measure, was $2.9 million, down from adjusted income of $27.3 million in the same quarter of fiscal 2023. The fiscal 2024 third quarter adjusted loss excluded $0.1 million of restructuring costs.

Net loss was $11.6 million or $0.33 per diluted share, compared to net income of $19.9 million or $0.54 per diluted share in the same quarter of fiscal 2023. The lower net income was primarily driven by lower income from operations and higher interest expense, which were partially offset by lower tax expense. Adjusted net loss, a non-GAAP financial measure, was $11.5 million, or $0.33 per diluted share, compared to net income of $19.9 million or $0.54 per diluted share, in the same quarter of fiscal 2023. The fiscal 2024 third quarter adjusted net loss excluded $0.1 million of restructuring costs.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $9.4 million, compared to $36.1 million in the same quarter of fiscal 2023. Adjusted EBITDA, a non-GAAP financial measure, was $9.5 million, compared to $36.1 million in the same quarter of fiscal 2023. The fiscal 2024 third quarter adjusted EBITDA excluded $0.1 million of restructuring costs.

Debt was $331.3 million at the end of the quarter, compared to $306.8 million at the end of fiscal 2023. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $208.4 million, compared to $149.8 million at the end of fiscal 2023. The increase in debt and net debt was mainly due to working capital investment and increased purchases of property, plant, and equipment. After the end of the fiscal third quarter, the company entered into an amendment to its credit agreement. Following the amendment, the company was in compliance with all debt covenants for the fiscal third quarter.

Net cash provided by operating activities was $28.8 million for the quarter, compared to $55.7 million in the same quarter of fiscal 2023. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $12.2 million, compared to $42.9 million in the same quarter of fiscal 2023. The decrease was mainly due to lower net income and increased purchases of property, plant, and equipment.

The company purchased and retired 130,592 shares of stock for $3.0 million in the quarter. As of January 27, 2024, a total of 3,243,746 shares have been purchased at a total cost of $130.1 million since the commencement of the $200.0 million share buyback authorization.

Segment Fiscal Third Quarter 2024 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2023,

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Net sales were $139.7 million, down from $176.5 million. Net sales decreased by $36.8 million or 20.8% mainly due to lower volume in North America and Asia primarily related to program roll-offs and EV demand weakness and in Europe related to lower sensor sales resulting from an overstocked e-bike market. Partially offsetting the decline was a favorable foreign currency translation of $1.1 million.
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Loss from operations was $11.0 million, down from income from operations of $18.7 million. Loss from operations was a negative 7.9% of net sales, down from a positive 10.6% primarily due to lower sales volume and costs resulting from the operational inefficiencies, mainly in North America, that occurred in the first and second fiscal quarters and continued in the third fiscal quarter. These inefficiencies resulted in inventory adjustments, scrap expenses, and higher labor and freight costs.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2023,

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Net sales were $107.1 million, up from $91.0 million. The acquisition of the Nordic Lights business contributed $21.2 million and favorable foreign currency translation contributed $0.4 million to the sales increase. Net of the acquisition and foreign currency translation, net sales decreased by $5.5 million or 6.0% driven primarily by lower demand for power distribution products in the EV and data center markets.
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Income from operations was $18.9 million, down from $22.3 million. The acquisition of the Nordic Lights business contributed $1.6 million. Income from operations was 17.6% of net sales, down from 24.5% mainly due to product sales mix.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2023,

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Net sales were $12.7 million, up from $12.0 million. The increase was mainly due to higher volume of appliance products.
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Income from operations was $1.5 million, up from $1.0 million. Income from operations was 11.8% of net sales, up from 8.3%. Both increases were mainly due to the higher sales volume.

Guidance

Due to the recent transition at the CEO position and the various market and operational challenges the business is facing, the company has suspended forward-looking guidance. Any and all previous guidance provided by the company should no longer be relied upon.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Avi Avula, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CST.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through March 21, 2024, by dialing 877-481-4010 and providing passcode 49943. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook,” “upcoming” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

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Dependence on our supply chain, including semiconductor suppliers;
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Impact from pandemics, such as the COVID-19 pandemic;
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Dependence on the automotive and commercial vehicle industries;
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Impact from inflation;
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Dependence on a small number of large customers, including one large automotive customer;
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Risks relating to our use of requirements contracts;
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Failure to attract and retain qualified personnel;
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Risks related to conducting global operations;
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Potential work stoppages;
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Dependence on the availability and price of materials;
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Timing, quality and cost of new program launches;
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Ability to compete effectively;
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Ability to withstand pricing pressures, including price reductions;
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Our lengthy sales cycle;
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Ability to successfully benefit from acquisitions and divestitures;
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Impact from production delays or cancelled orders;
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Investment in programs prior to the recognition of revenue;
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Electric vehicle ("EV") adoption rates;
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Ability to withstand business interruptions;
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Breaches to our information technology systems or service interruptions;
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Ability to keep pace with rapid technological changes;

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Ability to protect our intellectual property;
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Costs associated with environmental, health and safety regulations;
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International trade disputes resulting in tariffs and our ability to mitigate tariffs;
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Impact from climate change and related regulations;
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Ability to avoid design or manufacturing defects;
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Ability to remediate a material weakness in our internal control over financial reporting;
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Recognition of goodwill and other intangible asset impairment charges;
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Ability to manage our debt levels and comply with restrictions and covenants under our credit agreement;
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Interest rate changes and variable rate instruments;
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Currency fluctuations;
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Adjustments to compensation expense for performance-based awards;
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Timing and magnitude of costs associated with restructuring activities;
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Income tax rate fluctuations; and
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Judgments related to accounting for tax positions.

Additional details and factors are discussed under the caption “Risk Factors” in our Annual Report. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in millions, except per-share data)

	Three Months Ended		Nine Months Ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Net sales	$259.5	$280.1	$837.2	$878.4

Cost of products sold	222.5	215.2	693.9	677.6

Gross profit	37.0	64.9	143.3	200.8

Selling and administrative expenses	33.9	32.9	119.3	104.8
Goodwill impairment	—	—	56.5	—
Amortization of intangibles	6.1	4.7	18.0	14.1

(Loss) income from operations	(3.0)	27.3	(50.5)	81.9

Interest expense, net	5.0	0.8	12.2	1.3
Other expense (income), net	2.5	3.5	2.3	(1.7)

Pre-tax (loss) income	(10.5)	23.0	(65.0)	82.3

Income tax expense	1.1	3.1	1.0	13.3
Net (loss) income	(11.6)	19.9	(66.0)	69.0
Net income attributable to redeemable noncontrolling interest	—	—	—	—

Net (loss) income attributable to Methode	$(11.6)	$19.9	$(66.0)	$69.0

(Loss) income per share attributable to Methode:
Basic	$(0.33)	$0.56	$(1.86)	$1.91
Diluted	$(0.33)	$0.54	$(1.86)	$1.87

Cash dividends per share	$0.14	$0.14	$0.42	$0.42

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except share and per-share data)

	January 27, 2024	April 29, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122.9	$157.0
Accounts receivable, net	265.3	314.3
Inventories	204.0	159.7
Income tax receivable	18.6	12.9
Prepaid expenses and other current assets	19.0	20.5
Total current assets	629.8	664.4
Long-term assets:
Property, plant and equipment, net	232.5	220.3
Goodwill	220.4	301.9
Other intangible assets, net	264.3	256.7
Operating lease right-of-use assets, net	25.9	28.4
Deferred tax assets	36.1	33.6
Pre-production costs	47.8	36.1
Other long-term assets	34.7	37.7
Total long-term assets	861.7	914.7
Total assets	$1,491.5	$1,579.1

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$146.0	$138.7
Accrued employee liabilities	31.6	36.7
Other accrued liabilities	38.2	34.5
Short-term operating lease liabilities	6.3	6.8
Short-term debt	0.2	3.2
Income tax payable	7.6	8.1
Total current liabilities	229.9	228.0
Long-term liabilities:
Long-term debt	331.1	303.6
Long-term operating lease liabilities	19.9	21.8
Long-term income tax payable	9.3	16.7
Other long-term liabilities	19.9	14.3
Deferred tax liabilities	46.4	41.8
Total long-term liabilities	426.6	398.2
Total liabilities	656.5	626.2
Redeemable noncontrolling interest	—	11.1
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,825,124 shares and 37,167,375 shares issued as of January 27, 2024 and April 29, 2023, respectively	18.4	18.6
Additional paid-in capital	181.7	181.0
Accumulated other comprehensive loss	(31.2)	(19.0)
Treasury stock, 1,346,624 shares as of January 27, 2024 and April 29, 2023	(11.5)	(11.5)
Retained earnings	677.6	772.7
Total shareholders' equity	835.0	941.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,491.5	$1,579.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Nine Months Ended
	January 27, 2024	January 28, 2023
Operating activities:
Net (loss) income	$(66.0)	$69.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.3	36.8
Stock-based compensation expense	1.8	9.4
Change in cash surrender value of life insurance	(1.0)	0.2
Amortization of debt issuance costs	0.5	0.6
Loss on sale of assets	0.6	0.1
Impairment of long-lived assets	0.7	0.4
Goodwill impairment	56.5	—
Change in deferred income taxes	(4.0)	0.7
Other	0.8	0.2
Changes in operating assets and liabilities:
Accounts receivable	47.7	(19.7)
Inventories	(47.1)	(16.2)
Prepaid expenses and other assets	(8.8)	(17.3)
Accounts payable	11.0	7.0
Other liabilities	(13.4)	12.6
Net cash provided by operating activities	22.6	83.8

Investing activities:
Purchases of property, plant and equipment	(41.1)	(30.8)
Proceeds from settlement of net investment hedge	0.6	—
Proceeds from disposition of assets	1.5	3.5
Net cash used in investing activities	(39.0)	(27.3)

Financing activities:
Taxes paid related to net share settlement of equity awards	(3.8)	(0.5)
Repayments of finance leases	(0.2)	(0.3)
Proceeds from exercise of stock options	—	1.5
Purchases of common stock	(10.8)	(39.6)
Cash dividends	(15.0)	(14.9)
Debt issuance costs	—	(3.2)
Purchase of redeemable noncontrolling interest	(10.9)	—
Proceeds from borrowings	232.9	200.0
Repayments of borrowings	(207.2)	(206.6)
Net cash used in financing activities	(15.0)	(63.6)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(2.7)	(0.2)
Decrease in cash and cash equivalents	(34.1)	(7.3)
Cash and cash equivalents at beginning of the period	157.0	172.0
Cash and cash equivalents at end of the period	$122.9	$164.7

Supplemental cash flow information:
Cash paid during the period for:
Interest	$12.7	$3.0
Income taxes, net of refunds	$17.0	$15.4
Operating lease obligations	$6.9	$6.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
EBITDA:
Net (loss) income	$(11.6)	$19.9	$(66.0)	$69.0
Income tax expense	1.1	3.1	1.0	13.3
Interest expense, net	5.0	0.8	12.2	1.3
Amortization of intangibles	6.1	4.7	18.0	14.1
Depreciation	8.8	7.6	25.3	22.7
EBITDA	9.4	36.1	(9.5)	120.4
Goodwill impairment	—	—	56.5	—
Acquisition costs	—	—	0.5	—
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	0.5	—
Restructuring costs	0.1	—	1.4	0.6
Loss on sale of Dabir assets	—	—	0.6	—
Adjusted EBITDA	$9.5	$36.1	$50.0	$121.0

	Three Months Ended		Nine Months Ended
	January 27, 2024	January 28, 2023	January 27, 2024	January 28, 2023
Free Cash Flow:
Net cash provided by operating activities	$28.8	$55.7	$22.6	$83.8
Purchases of property, plant and equipment	(16.6)	(12.8)	(41.1)	(30.8)
Free cash flow	$12.2	$42.9	$(18.5)	$53.0

	January 27, 2024	April 29, 2023
Net Debt:
Short-term debt	$0.2	$3.2
Long-term debt	331.1	303.6
Total debt	331.3	306.8
Less: cash and cash equivalents	(122.9)	(157.0)
Net debt	$208.4	$149.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended January 27, 2024

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
(Loss) income from operations	$(3.0)	$—	$—	$—	$0.1	$—	$(2.9)
Pre-tax (loss) income	$(10.5)	$—	$—	$—	$0.1	$—	$(10.4)
Net (loss) income	$(11.6)	$—	$—	$—	$0.1	$—	$(11.5)
Diluted (loss) income per share	$(0.33)	$—	$—	$—	$—	$—	$(0.33)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended January 28, 2023

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
Income from operations	$27.3	$—	$—	$—	$—	$—	$27.3
Pre-tax income	$23.0	$—	$—	$—	$—	$—	$23.0
Net income	$19.9	$—	$—	$—	$—	$—	$19.9
Diluted income per share	$0.54	$—	$—	$—	$—	$—	$0.54

Reconciliation of Non-GAAP Financial Measures for the Nine Months Ended January 27, 2024

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
(Loss) income from operations	$(50.5)	$56.5	$0.5	$0.5	$1.4	$—	$8.4
Pre-tax (loss) income	$(65.0)	$56.5	$0.5	$0.5	$1.4	$0.6	$(5.5)
Net (loss) income	$(66.0)	$56.5	$0.4	$0.4	$1.1	$0.5	$(7.1)
Diluted (loss) income per share	$(1.86)	$1.59	$0.01	$0.01	$0.03	$0.01	$(0.21)

Reconciliation of Non-GAAP Financial Measures for the Nine Months Ended January 28, 2023

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
Income from operations	$81.9	$—	$—	$—	$0.6	$—	$82.5
Pre-tax income	$82.3	$—	$—	$—	$0.6	$—	$82.9
Net income	$69.0	$—	$—	$—	$0.5	$—	$69.5
Diluted income per share	$1.87	$—	$—	$—	$0.01	$—	$1.88